Registration No. 333-______
Filed November 20, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Rockville Financial, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Connecticut

(State or Other Jurisdiction of Incorporation or Organization)
30-0288470

(I.R.S. Employer Identification No.)

25 Park Street
Rockville, CT	06066

(Address of Principal Executive Offices)	(Zip Code)
Rockville Financial, Inc. 2006 Stock Incentive Award Plan

(Full Title of the Plans)

Copies to:
William J. McGurk	William W. Bouton III, Esq.
President	Robert J. Metzler II, Esq.
Rockville Bank	Tyler Cooper & Alcorn, LLP
25 Park Street	185 Asylum Street
Rockville, Connecticut 06066	City Place I, 35th Floor
(860) 291-3600	Hartford, Connecticut 06103
(860) 725-6200

(Name, Address and Telephone Number of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Securities	Amount	Maximum	Maximum	Amount of
to be	to be	Offering Price	Aggregate	Registration
Registered	Registered(1)	Per Share(3)	Offering Price	Fee
Common Stock, no par value	1,224,405 shares (2)	$14.78	$18,096,706	$1,936

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.

(2)	Consists of 1,224,405 shares available for future grants under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan (the “Plan”), of which amount no more than 874,575 shares will be issued with respect to stock options or stock appreciation rights and no more than 349,830 shares will be issued with respect to restricted stock, restricted stock units, performance units, performance shares or other stock-based awards. These shares have been previously approved for issuance under the Plan by the Registrant’s Board of Directors and shareholders.

(3)	Estimated pursuant to Rule 457 of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The price per share and aggregate offering price are calculated on the basis of the average high and low prices of the Registrant’s Common Stock as reported by the NASDAQ Global Select Market on November 13, 2006.

PART I
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I, Items 1 & 2 to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I on Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
      The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:
(a)	Annual Report of Rockville Financial, Inc. filed on Form 10-K with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2005;

(b)	Quarterly Reports of Rockville Financial, Inc. filed on Form 10-Q with the Commission for the quarters ended March 31, 2006 and June 30, 2006; September 30, 2006;

(c)	Current Reports of Rockville Financial, Inc. filed on Form 8-K with the Commission on March 8, 2006; June 13, 2006; August 9, 2006; August 22, 2006, October 2, 2006, November 8, 2006 and November 20, 2006; and

(d)	Registration Statement of Rockville Financial, Inc. filed on Form 8-A with the Commission on April 7, 2005, which Registration Statement incorporated by reference, among other things, the section entitled “Description of Capital Stock of Rockville Financial, Inc.” included in the prospectus dated March 29, 2005 filed by the Registrant pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on April 6, 2005.
      Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
      Not applicable.
Item 5. Interests of Named Experts and Counsel.
      Not applicable.
Item 6. Indemnification of Directors and Officers.

Article XI of the Bylaws of Rockville Financial, Inc. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:
ARTICLE XI. INDEMNIFICATION
The Board of Directors shall indemnify and reimburse each Director, officer or employee of this Subsidiary Holding Company, or any other agent or person performing on behalf of the Subsidiary Holding Company, and his or her heirs, executors, administrators, to the fullest extent permitted by law, including but not limited to those situations for which reimbursement and indemnification is permitted under Sections 33-770 through 33-778, inclusive, of the Connecticut General Statutes. In no event shall any payments made by the Subsidiary Holding Company, pursuant to this Article XI exceed the amount permissible under state or federal law, including but not limited to the limitations on indemnification imposed by Section 18(k) of the Federal Deposit Insurance Act and the regulations issued thereunder by the Federal Deposit Insurance Corporation.
Item 7. Exemption from Registration Claimed.
      Not applicable because no restricted securities will be reoffered or resold pursuant to this Registration Statement.
Item 8. Exhibits.
      (a) The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

No.	Exhibit	Page

4	Common Stock Certificate*	—
5	Opinion of Tyler Cooper & Alcorn, LLP as to the legality of the common stock to be issued and consent to the filing of such opinion	E-1
10	Rockville Financial, Inc. 2006 Incentive Award Plan**	—
23.1	Consent of Deloitte & Touche LLP	E-2
24	Power of attorney for any subsequent amendments is located in the signature pages	—

*	Incorporated by reference from the Company’s Registration Statement on Form S-1 (Commission File No. 333-121421) filed with the Commission on December 17, 2004, as amended.

**	Incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A, Appendix B (Commission File 000-51239) filed with the Commission on July 3, 2006.
Item 9. Undertakings.
      The undersigned Registrant hereby undertakes:
      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
      5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockville, Connecticut, on this 31st day of October, 2006.

ROCKVILLE FINANCIAL, INC.
By:	/s/ William J. McGurk
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints William J. McGurk, Joseph F. Jeamel, Jr. and Gregory A. White his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ William J. McGurk	President, Chief Executive Officer and Director	October 31, 2006

William J. McGurk	(principal executive officer)

/s/ Gregory A. White	Senior Vice President and Chief Financial Officer	October 31, 2006

Gregory A. White	(principal financial and accounting officer)

/s/ Michael A. Bars	Director	November 8, 2006

Michael A. Bars

Name	Title	Date

/s/ C. Perry Chilberg	Director	November 8, 2006

C. Perry Chilberg

/s/ David A. Engelson	Director	November 8, 2006

David A. Engelson

/s/ Raymond H. Lefurge, Jr.	Director	November 8, 2006

Raymond H. Lefurge, Jr.

/s/ Stuart E. Magdefrau	Director	November 8, 2006

Stuart E. Magdefrau

/s/ Peter F. Olson	Director	November 8, 2006

Peter F. Olson

/s/ Betty R. Sullivan	Director	November 8, 2006

Betty R. Sullivan

Exhibit Index

No.	Exhibit	Page

4	Common Stock Certificate*	—
5	Opinion of Tyler Cooper & Alcorn, LLP as to the legality of the common stock to be issued and consent to the filing of such opinion	E-1
10	Rockville Financial, Inc. 2006 Incentive Award Plan**	—
23.1	Consent of Deloitte & Touche LLP	E-2
24	Power of attorney for any subsequent amendments is located in the signature pages	—

*	Incorporated by reference from the Company’s Registration Statement on Form S-1 (Commission File No. 333-121421) filed with the Commission on December 17, 2004, as amended.

**	Incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A, Appendix B (Commission File 000-51239) filed with the Commission on July 3, 2006.